FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282944-01

MSBAM 2025-5C1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2025-5C1

JOINT BOOKRUNNERS & CO-LEAD MANAGERS : MORGAN STANLEY & CO. LLC, BofA Securities, Inc.

CO-MANAGERS : Academy Securities, AmeriVet Securities

RATING AGENCIES : MOODYS/FITCH/KBRA/

OFFERING TYPE : SEC-REGISTERED

PUBLICALLY OFFERED CERTICATES

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	NOI	Guidance	$PX
	(Moody’s/Fitch/KBRA)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	Aaa(sf)/AAAsf/AAA(sf)	.430	2.29	1-52	30.000%	42.1%	15.9%	PP Auction
A-2*	Aaa(sf)/AAAsf/AAA(sf)	*	*	*	30.000%	42.1%	15.9%	LCF-2	100
A-3*	Aaa(sf)/AAAsf/AAA(sf)	*	*	*	30.000%	42.1%	15.9%	J+92	103
A-S	Aa3(sf)/AAAsf/AAA(sf)	96.966	4.99	60-60	19.625%	48.3%	13.8%	J+130	103
B	NR/AA-sf/AA-(sf)	47.898	4.99	60-60	14.500%	51.4%	13.0	J+160	103
C	NR/A-sf/A-(sf)	35.048	4.99	60-60	10.750%	53.6%	12.4%	J+190	103

*Sizes and WAL’s are subject to change as detailed in the attached term sheet*

	Range of Initial WAL	Principal Balance (Yrs)	Range of Prin Win
A-2	$0 - $275,000,000	NAP – 4.77	NAP / 52 – 59
A-3	$378,796,000 - $636,796,000	4.87 – 4.94	52 – 60 / 59 – 60

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE :	$934,609,352
NUMBER OF LOANS :	40
NUMBER OF PROPERTIES :	67
WA CUT-OFF LTV :	60.1%
WA MATURITY LTV :	60.0%
WA U/W NCF DSCR :	1.56x
WA U/W NOI DEBT YIELD :	11.1%
TOP TEN LOANS % :	61.1%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	360
WA SEASONING (MOS) :	1
TOP 5 STATES :	CA (23.1%), NY (19.2%), IL (13.6%), MA (13.1%), TX (13.0%)
LOAN SELLERS :	Morgan Stanley (50.6%), Argentic Real Estate Finance (22.5%), Bank of America (22.1%), Starwood Mortgage Capital (4.8%)
TOP 5 PROPERTY TYPES :	Multifamily (29.6%), Retail (23.1%), Office (12.4%), Industrial (12.4%), Mixed Use (11.3%)

RISK RETENTION Eligible Interest :	ELIGIBLE L-SHAPE INTEREST

MASTER SERVICER :	Midland Loan Servicing
SPECIAL SERVICER :	Argentic Services Company
OPERATING ADVISOR :	BellOak, LLC
ASSET REPRESENTATIONS REVIEWER :	BellOak, LLC
DIRECTING CERTIFICATEHOLDER :	Argentic Securities Income USA 2 LLC

DOCUMENTS & TIMING
INVESTOR CALL:	Upon Request
TERM SHEET & ANNEX A :	ATTACHED
PRELIMINARY PROSPECTUS :	ATTACHED
ANTICIPATED PRICING :	Week of March 3rd, 2025
ANTICIPATED SETTLEMENT :	March 20th, 2025

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-282944) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ****

-------------------------------------------------------------------------------

Content prepared by sales/trading for institutions. NOT: research; independent/impartial; a recommendation or basis to consider MS a fiduciary or (esp.prices, which are not for use by others) and is an invitation to consider a swap transaction under CFTC Rules 1.71/23.605 (but not an offer to enter a trading before/after sending, market making, lending, advising or other services representation of accuracy/completeness is made. Full terms at ms.com/disclaimers/productspecific